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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                SCHEDULE 13E-4

                         ISSUER TENDER OFFER STATEMENT
     (PURSUANT TO SECTION 13(E)(1) OF THE SECURITIES EXCHANGE ACT OF 1934)

                               ----------------

                        ATLANTIC CITY ELECTRIC COMPANY
                               (NAME OF ISSUER)

                                   CONECTIV
                     (NAME OF PERSON(S) FILING STATEMENT)

                         TITLE                          CUSIP NUMBER
                         -----                          ------------
      Atlantic City Electric Company,
       Cumulative Preferred Stock, Par Value $100
       4% Series                                   048303200 and 048303903
       4.10% Series                                       048303770
       4.35% Series                                       048303762
       4.35% 2nd Series                                   048303507
       4.75% Series                                       048303309
       5% Series                                          048303788

                        (TITLE OF CLASS OF SECURITIES)
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                     PETER F. CLARK, ESQ., GENERAL COUNSEL
                                   CONECTIV
                                800 KING STREET
                                 P.O. BOX 231
                          WILMINGTON, DELAWARE 19899
                                (302) 429-3448
  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES
        AND COMMUNICATIONS ON BEHALF OF THE PERSON(S) FILING STATEMENT)

 THE COMMISSION IS REQUESTED TO MAIL SIGNED COPIES OF ALL ORDERS, NOTICES AND
                              COMMUNICATIONS TO:

          STEPHANIE M. SCOLA                  VINCENT PAGANO, JR., ESQ.
      MANAGER OF CAPITAL MARKETS             SIMPSON THACHER & BARTLETT
               CONECTIV                         425 LEXINGTON AVENUE
            800 KING STREET                   NEW YORK, NEW YORK 10017
      WILMINGTON, DELAWARE 19899

                              SEPTEMBER 10, 1998
                      (DATE TENDER OFFER FIRST PUBLISHED,
                      SENT OR GIVEN TO SECURITY HOLDERS)

                           CALCULATION OF FILING FEE

           TRANSACTION VALUATION*                           AMOUNT OF FILING FEE
           ----------------------                           --------------------
                 $26,651,300                                       $5,331

--------
* Solely for purposes of calculating the filing fee and computed pursuant to
 Section 13(e)(3) of the Securities Exchange Act of 1934, as amended, and Rule 0-11(b)(1) thereunder, the transaction value equals the total amount of funds, excluding fees and other expenses, required to purchase all outstanding shares of each series of securities listed above pursuant to the Offer described in the Offer to Purchase and Proxy Statement filed as an Exhibit hereto.

[_] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.

Amount Previously Paid:Not applicable
Form or Registration No.:Not applicable
Filing Party:Not applicable
Date Filed:Not applicable
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ITEM 1. SECURITY AND ISSUER

  (a) Atlantic City Electric Company, a New Jersey corporation (the "Company"), is the issuer. The Company's principal executive office is at 800 King Street, P.O. Box 231, Wilmington, Delaware 19899.

  (b) Incorporated herein by reference to the information appearing on the front cover of the Offer to Purchase and Proxy Statement, dated September 10, 1998, filed as Exhibit 99(a)(1) to this Issuer Tender Offer Statement on
Schedule 13E-4 (the "Offer to Purchase and Proxy Statement"), and to the information appearing under the captions "Terms of the Offer--Number of Shares; Purchase Prices; Expiration Date" and "Transactions and Agreement Concerning the Shares" in the Offer to Purchase and Proxy Statement.

  (c) Incorporated herein by reference to the information appearing under the caption "Price Range of Shares; Dividends" in the Offer to Purchase and Proxy Statement.

  (d) Conectiv, a Delaware corporation ("Conectiv"), is the person filing this Statement and is the owner of 100% of the common stock of the Company. Conectiv's principal office is at 800 King Street, P.O. Box 231, Wilmington, Delaware 19899.

ITEM 2. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

  (a)-(b) Incorporated herein by reference to the information appearing under the caption "Source and Amount of Funds" in the Offer to Purchase and Proxy Statement.

ITEM 3. PURPOSE OF THE TENDER OFFER AND PLANS OR PROPOSALS OF THE ISSUER OR AFFILIATE

  Incorporated herein by reference to the information appearing under the caption "Purpose of the Offer; Certain Effects of the Offer" in the Offer to Purchase and Proxy Statement.

ITEM 4. INTEREST IN SECURITIES OF THE ISSUER

  Incorporated herein by reference to the information appearing under the caption "Transactions and Agreements Concerning the Shares" in the Offer to Purchase and Proxy Statement.

ITEM 5. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE ISSUER'S SECURITIES

  Incorporated herein by reference to the information appearing under the caption "Transactions and Agreements Concerning Shares" in the Offer to Purchase and Proxy Statement.

ITEM 6. PERSONS RETAINED, EMPLOYED OR TO BE COMPENSATED

  Incorporated herein by reference to the information appearing under the caption "Fees and Expenses Paid to Dealers" in the Offer to Purchase and Proxy Statement.

ITEM 7. FINANCIAL INFORMATION

  (a) Incorporated herein by reference to the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 1997 of the Company, to the financial statements included in the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998 of the Company and the information appearing under the caption "Summary of Financial Information" in the Offer to Purchase and Proxy Statement.

  (b) Not applicable.

ITEM 8. ADDITIONAL INFORMATION

  (a) Not applicable.

  (b) Incorporated herein by reference to the information appearing under the caption "Terms of the Offer--Certain Conditions of the Offer" in the Offer to Purchase and Proxy Statement.

  (c) Not applicable.

  (d) Not applicable.

  (e) See Exhibits 99(a)(1) and 99(a)(2).

ITEM 9. MATERIAL TO BE FILED AS EXHIBITS

  EXHIBIT
  NUMBER                              DESCRIPTION
  -------                             -----------
 99(a)(1)  Offer to Purchase and Proxy Statement, dated September 10, 1998.
 99(a)(2)  Letter of Transmittal and Proxy for each series of securities.
 99(a)(3)  Notice of Guaranteed Delivery and Proxy.
           Letter to Brokers, Dealers, Commercial Banks, Trust Companies and
 99(a)(4)  other Nominees.
           Letter to Clients of Brokers, Dealers, Commercial Banks, Trust
 99(a)(5)  Companies and other Nominees.
 99(a)(6)  Advertisement, dated September 11, 1998.
 99(a)(7)  Letter to Shareholders, dated September 10, 1998.
 99(a)(8)  Press Release, dated September 10, 1998.
           Guidelines for Certification of Taxpayer Identification Number on
 99(a)(9)  Substitute Form W-9.
 99(a)(10) Summary Simplified Instructions.
 99(a)(11) Form of Follow-up Notice to Shareholders.
 99(a)(12) Summary DTC Participant Proxy Form.
 99(b)     Not applicable.
 99(c)     Not applicable.
 99(d)     Tax Opinion of Simpson Thacher & Bartlett.
 99(e)     Not applicable.
 99(f)     Not applicable.

                                   SIGNATURE

  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 10, 1998

                                   CONECTIV

                                                    Louis M. Walters
                                          By: _________________________________
                                                    Louis M. Walters
                                                        Treasurer

                                 EXHIBIT INDEX

 99(a)(1)  Offer to Purchase and Proxy Statement, dated September 10, 1998.
 99(a)(2)  Letter of Transmittal and Proxy for each series of securities.
 99(a)(3)  Notice of Guaranteed Delivery and Proxy.
           Letter of Brokers, Dealers, Commercial Banks, Trust Companies and
 99(a)(4)  other Nominees.
           Letter to Clients of Brokers, Dealers, Commercial Banks, Trust
 99(a)(5)  Companies and other Nominees.
 99(a)(6)  Advertisement, dated September 11, 1998.
 99(a)(7)  Letter to Shareholders, dated September 10, 1998.
 99(a)(8)  Press Release, dated September 10, 1998.
           Guidelines for Certification of Taxpayer Identification Number on
 99(a)(9)  Substitute Form W-9.
 99(a)(10) Summary Simplified Instructions.
 99(a)(11) Form of Follow-up Notice to Shareholders.
 99(a)(12) Summary DTC Participant Proxy Form.
 99(b)     Not applicable.
 99(c)     Not applicable.
 99(d)     Tax Opinion of Simpson Thacher & Bartlett.
 99(e)     Not applicable.
 99(f)     Not applicable.